Exhibit 99.1

NEWS
Contact:
Analysts/Investors:
Frank A. Carchedi — Chief Financial Officer
(301) 215-8276
fcarchedi@costar.com
Media:
Henry Stoever — Vice President, Marketing
(301) 215-8336
hstoever@costar.com
Audra Capas — Vice President, Communications
(301) 280-7674
acapas@costar.com

CoStar Group, Inc. Announces First Quarter 2006 Results
Company Doubles Earnings Per Share for First Quarter 2006 over 2005
CoStar Readies Major Retail Product for May Launch
BETHESDA, MD – April 26, 2006 – CoStar Group, Inc. (NASDAQ: CSGP) today announced that its first quarter 2006 earnings per diluted share, including stock option expense, doubled compared to the same quarter a year ago. Revenues increased 18.9% from $31.3 million in the first quarter of 2005 to $37.3 million in the first quarter of 2006. The Company also reported it is on track to launch a major new product offering next month that it expects will give retailers, brokers, owners and developers unrivaled commercial retail property intelligence online.
Year 2005-2006 Quarterly Results
($’s in millions, except per share data)

	2005				2006
	Q1	Q2	Q3	Q4	Q1

Revenues	$31.3	$32.9	$34.3	$35.8	$37.3
EBITDA	4.2	4.2	3.7	7.0	4.7
Net income	1.0	1.1	1.1	3.2	1.9
Net income per share — diluted	0.05	0.06	0.06	0.17	0.10
Weighted average outstanding shares — diluted	18.9	18.9	19.1	19.2	19.3
“Our first quarter results reflect the significant investments we have been making to create value for our customers and stockholders,” said CoStar Group President and CEO Andrew C. Florance. “While the majority of our revenue growth and revenues continue to come from core markets, we believe that the upcoming launch of our retail offering will create new avenues for growth and earnings leverage for the Company going forward.”

Revenues for the first quarter of 2006 were up sequentially by 4.1% over the fourth quarter of 2005 and up 4.8% during the same period for core U.S subscription-based services. Core subscription-based revenue growth was supported by consistently high renewal rates, which remained at approximately 94% in the first quarter of 2006. Over the past 12 months, CoStar’s rate of renewal for subscription services was the highest it has been in six years. The Company has reported sequential revenue increases in every quarter since its IPO in 1998.
CoStar’s net income increased to $1.9 million, or $0.10 per share, for the first quarter of 2006 compared to net income of $974,000, or $0.05 per share, for the first quarter of 2005. For the quarter ending March 31, 2006, EBITDA was $4.7 million, compared to EBITDA of $4.2 million in the first quarter of 2005.
The first quarter results include non-cash, pre-tax charges for equity compensation of $1.0 million, including stock option compensation expense of approximately $850,000, resulting from CoStar’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-based Payment” (SFAS 123R) on January 1, 2006. Non-cash equity compensation expense is primarily included in selling and marketing expense, and general and administrative expense, and, by comparison, was $14,000 for the first quarter of 2005. The Company expects 2006 non-cash equity compensation expense to be between $5.0 million and $6.0 million.
As of March 31, 2006, the Company had $142.3 million in cash, cash equivalents and short-term investments. The Company has no long-term debt.
“With the completion of our 21-market expansion earlier this year, CoStar is now serving 66 U.S. markets and researching over 35 billion square feet of commercial space,” said Florance. “Next month, when we unveil CoStar for Retail at the 2006 International Council of Shopping Centers (ICSC) conference, our database of researched properties will encompass a huge new retail segment – one that we believe will offer tremendous value for retailers, brokers, owners and developers.”
“For the past six months, we have been conducting extensive market testing to gauge the acceptance of our new retail product, and the response has been tremendous,” Florance added. “Through feedback gained from personal demonstrations with the nation’s leading retailers, brokers and owners, we have shaped our offering into what we have been told is a resource that no industry professional will want to do without. In fact, some retail customers who have previewed CoStar for Retail have told us it could dramatically improve their ability to open stores faster, at a lower cost and with less risk of failure. Commercial brokers are just as excited about having a new opportunity to tap into a deep, reliable source of retail property listings so that they spend less time and effort collecting information and more time closing deals for their clients. ”

“As a market, retail is enormous,” Florance explained. “It includes many diverse players: shopping center owners, multi-unit retailers, brokers and brokerage firms specializing in retail properties as well as lenders and investors interested in retail. Customers have told us there is a clear need for our service in the retail sector, and we are excited to be launching it next month.”
The new CoStar for Retail offering will package traditional CoStar Property Professional services with geographic and retailer-specific tenant information along with demographic details and a powerful new proximity search capability with on-the-fly mapping and customized reporting capability. To date, the Company has photographed and researched over 340,000 retail properties and invested significantly in new software and systems to deliver this robust new offering.
“We’re currently the only commercial real estate information provider with the scale, experience and infrastructure to meet the retail industry’s information needs,” Florance added. “We believe no other commercial real estate information provider has this capability.”
2006 Outlook
“For 2006, we are reiterating our expectation for organic revenue growth of approximately 18.0% to 22.0%,” stated CoStar Group Chief Financial Officer Frank A. Carchedi. “We expect a sequential quarterly increase in revenue from the first quarter of 2006 to the second quarter of 2006 of approximately 3.5% to 5.0% and sequential quarterly growth rates to reach 5.0% to 6.5% by the end of the year.”
“We continue to expect 2006 fully diluted net income per share of approximately $0.45 to $0.60, which includes an estimated $5.0 to $6.0 million in non-cash equity compensation charges for restricted stock grants and previously granted, unvested stock options,” Carchedi explained. “For the second quarter of 2006, we expect fully diluted net income per share of approximately $0.03 to $0.07. As we have stated previously, we expect a $2.5 million to $3.5 million pre-tax incremental expense during the second quarter for our retail launch, including the seasonally occurring ICSC tradeshow.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2006	2005

Revenues	$37,274	$31,343
Cost of revenues	12,926	10,490

Gross margin	24,348	20,853

Operating expenses:
Selling and marketing	10,925	9,493
Software development	2,898	2,332
General and administrative	7,569	6,896
Purchase amortization	1,108	1,118

	22,500	19,839

Income from operations	1,848	1,014
Other income, net	1,426	604

Income before income taxes	3,274	1,618
Income tax expense (benefit), net	1,414	644

Net income	$1,860	$974

Net income per share — basic	$0.10	$0.05

Net income per share — diluted	$0.10	$0.05

Weighted average outstanding shares — basic	18,692	18,318

Weighted average outstanding shares — diluted	19,269	18,861

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$1,860	$974
Purchase amortization in cost of revenues	256	476
Purchase amortization in operating expenses	1,108	1,118
Depreciation and other amortization	1,449	1,581
Interest income, net	(1,426)	(604)
Income tax expense (benefit), net	1,414	644

EBITDA	$4,661	$4,189

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$45,093	$28,065
Short-term investments	97,161	106,120
Accounts receivable, net	7,375	5,673
Deferred income taxes	4,475	4,475
Prepaid and other current assets	3,376	2,205

Total current assets	157,480	146,538

Deferred income taxes	17,183	18,690
Property and equipment, net	14,179	15,144
Intangible and other assets, net	66,014	66,410
Deposits	1,081	1,277

Total assets	$255,937	$248,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,758	$14,399
Deferred revenue	9,209	7,638

Total current liabilities	24,967	22,037

Deferred income taxes	1,090	1,226

Stockholders’ equity	229,880	224,796

Total liabilities and stockholders’ equity	$255,937	$248,059

Reconciliation of Non-GAAP Financial Measures with 2005-2006 Quarterly Results
(in millions)

	2005				2006
	Q1	Q2	Q3	Q4	Q1

Net income	$1.0	$1.1	$1.1	$3.2	$1.9
Purchase amortization	1.6	1.5	1.3	1.4	1.4
Depreciation and other amortization	1.6	1.5	1.4	1.5	1.4
Interest income, net	(0.6)	(0.7)	(0.9)	(1.2)	(1.4)
Income tax expense (benefit), net	0.6	0.8	0.8	2.1	1.4

EBITDA	$4.2	$4.2	$3.7	$7.0	$4.7

Management will conduct a conference call to discuss earnings results for the first quarter ended March 31, 2006 and the financial outlook for the second quarter of 2006 at 11:00 a.m. EDT on Thursday, April 27, 2006. The Company will also webcast a product demonstration of its upcoming CoStar for Retail product offering during the conference call.
The audio portion of the conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on May 4, 2006. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 7663991. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.
To join the webcast demonstration of CoStar for Retail during the conference call, please navigate to www.costar.com/earnings/ and follow the login instructions. Please allow 30 minutes before the webcast to ensure that your system setup has been properly established.
About CoStar Group, Inc.
CoStar Group, Inc. (NASDAQ: CSGP) is the number one provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 66 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the Company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-K for the year ended December 31, 2005, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that the launch of CoStar for Retail next month will give retailers, brokers, owners and developers unrivaled commercial retail property intelligence online; that the launch of CoStar for Retail will create new avenues for growth and earnings leverage for the Company; that the Company’s 2006 equity compensation expense will be as stated in this press release; that during the second quarter of 2006 CoStar will add a huge new retail market segment to its database of researched properties; that the unveiling of CoStar’s new retail offering at the 2006 ICSC conference in May will offer tremendous value for retailers, brokers, owners and developers; that CoStar for Retail will be a resource that no industry professional will want to do without; that CoStar for Retail will dramatically improve retail customers’ ability to open stores faster, at a lower cost and with less risk of failure; that CoStar for Retail will provide a resource that allows commercial brokers to spend less time and effort collecting information and more time closing deals for clients; that CoStar is the only commercial real estate information provider with the scale, experience and infrastructure to meet the retail industry’s information needs; that no other commercial real estate information provider has the capability to compete with CoStar’s retail offering; that organic revenue growth or sequential quarterly revenue growth rates for 2006 will be as stated in this press release; that 2006 fully diluted net income per share will be as stated in this press release; that the charges for non-cash equity compensation will be as stated in this press release; and that the expense for our retail launch will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date of this press release, and CoStar assumes no obligation to update such statements.